SEC FORMS 3, 4 & 5

POWER OF ATTORNEY


The undersigned, designated by the Board of Directors as a Section 16 Company Insider, hereby constitutes and appoints
J. Matthew Shady, Maria Tosheva-Nikolova, and Patricia A. Comai, with full power of substitution and resubstitution, as attorney of the undersigned, their name, place and stead, to sign and file under the Securities Exchange Act of 1934,
Section 16 Reporting Forms, any and all amendments and apply for EDGAR Access Codes as required thereto, to be filed with the Securities and Exchange Commission pertaining to such filing, with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, hereby ratifying and approving the act of said attorney and any such substitute.

EFFECTIVE as of April 19, 2017.


By:	\s\ Z.Jamie Behar
	    Z.Jamie Behar